UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2014

GAMING AND LEISURE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

PENNSYLVANIA	001-36124	46-2116489
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(IRS Employer Identification Number)

825 Berkshire Blvd., Suite 400
Wyomissing, PA 19610
(Address of principal executive offices)

610-401-1900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On October 28, 2014, Gaming and Leisure Properties, Inc. issued a press release announcing its financial results for the three months ended September 30, 2014.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01. Other Events.

On May 14, 2014, the Company announced that it had entered into an agreement with Cannery Casino Resorts LLC (“CCR”) to acquire The Meadows Racetrack and Casino located in Washington, Pennsylvania, a suburb of Pittsburgh, Pennsylvania.  The agreement provides that closing of the acquisition is subject to, among other things, the accuracy of CCR’s representations and its compliance with the covenants set forth in the agreement, as well as the approval of the Pennsylvania Gaming Control Board and Pennsylvania Racing Commission. On October 27, 2014, the Company filed a lawsuit in the Southern District of New York against CCR alleging, among other things, fraud, breach of the agreement and breach of the related consulting agreement entered into at the same time.  The Company is seeking a declaratory judgment that CCR has breached the agreements, return of $10 million paid pursuant to the consulting agreement and an unspecified amount of additional damages. The Company will further evaluate and consider all other remedies available to it, including termination of the agreements.
Although the Company intends to pursue its claims vigorously, there can be no assurances that the Company will prevail on any of the claims in the action, or, if the Company does prevail on one or more of the claims, of the amount of recovery that may be awarded to the Company for such claim(s). In addition, the timing and resolution of the claims set forth in the lawsuit are unpredictable and the Company is not able to currently predict any effect this suit may have on closing of the transaction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Gaming and Leisure Properties, Inc. Earnings Press Release, dated October 28, 2014

* * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 28, 2014	GAMING AND LEISURE PROPERTIES, INC.

	By:	/s/ William J. Clifford
	Name:	William J. Clifford
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Gaming and Leisure Properties, Inc. Earnings Press Release, dated October 28, 2014

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